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                                                                 EXHIBIT 99.1

Waste Connections, Inc. Announces Closing of the Murrey's Companies

Roseville, California

Waste Connections, Inc. (NASDAQ: WCNX) announces today that at its Special Meeting of Stockholders held January 19th the stockholders approved the previously announced merger of the Murrey's Companies with subsidiaries of Waste Connections. Waste Connections is issuing 2,888,880 shares associated with this transaction.

Ron J. Mittelstaedt, President and CEO said: "We are pleased to have the Murrey's Companies employees and shareholders join us. As Waste Connections largest transaction since inception, the Murrey's Companies represent an important strategic step in building out the Pacific Northwest market. We welcome Don Hawkins who will serve as Division Vice President - Northern Washington and Irmgard Wilcox who will serve as Division Controller - Northern Washington to our management team. Ms. Wilcox will also be appointed to our board of directors."

The Murrey's Companies are one of the largest privately held solid waste collection companies in the state of Washington, serving approximately 65,000 customers in suburban and rural markets surrounding Seattle-Tacoma. The Murrey's Companies own and operate five collection operations and one transfer station and operate two transfer stations and one recycling facility.

Waste Connections, Inc. is a regional, integrated, solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. Including the Murrey's Companies, the Company currently serves more than 300,000 commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Roseville, California.

This press release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward- looking statements are the Company's limited operating history, ability to manage growth, the ability to identify, acquire and integrate acquisition targets, the potential inability to finance the Company's growth, dependence on management, and the other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

1/19/99

CONTACT:

Waste Connections, Inc., (916) 772-2221
Steven F. Bouck
Chief Financial Officer